NEWS RELEASE

FOR: CONTACT:	U S Liquids Inc. William DeArman Chief Executive Officer (281) 272-4511 wdearman@usliquids.com

FOR IMMEDIATE RELEASE

U S LIQUIDS INC. PROVIDES UPDATE ON BUSINESS UNIT SALES AND
PRELIMINARY OPERATING RESULTS FOR THE THIRD QUARTER OF 2003

     Houston, TX, November 17, 2003 — U S Liquids Inc. (AMEX: USL), a provider of liquid waste management services, provided an update on business unit sales and announced preliminary results for the quarter ended September 30, 2003.

     Since the quarter ended June 30, 2003, the Company has sold business units or assets in the following transactions:

     As previously announced, on July 31, 2003 the Company sold its Oilfield Waste Division, its Beverage Division and its Romic Environmental Technologies business to ERP Environmental Services, Inc. (“ERP Environmental”). At the closing, the Company received $68 million in sales proceeds from ERP Environmental. These proceeds were used to reduce outstanding indebtedness under the Company’s credit facility, pay transaction expenses, fund employee severance obligations, and for other matters required by the purchase agreement. In accordance with the terms of the purchase agreement, the purchase price was subsequently reduced by $3.5 million based upon the final determination of the closing date net worth of the businesses sold. ERP Environmental also paid the Company $2 million for transition services provided by the Company.

     From late September through early November 2003, the Company completed several additional divestitures generating total proceeds of $7 million. Commercial Division businesses sold include Waste Stream Environmental, Northern A-1, Gateway Terminal Services, and National Solvent Exchange. The proceeds from these transactions were used to reduce the outstanding indebtedness under the Company’s credit facility and pay transaction expenses.

     As a result of these sales, the Company has reduced borrowings under its credit facility by $66.4 million since July 31, 2003 such that the outstanding balance is $13.5 million with additional letters of credit outstanding of $6.7 million. The Company has also modified the financial covenants contained in its credit facility and extended the maturity date to December 1, 2003. The Company is engaged in discussions with its lenders to further extend the maturity date of the credit facility in order to provide for the Company’s liquidity needs. No assurances can be given that the Company will be able to extend the credit facility beyond December 1, 2003. Currently, the Company is in compliance with the financial covenants contained in the facility. However, the Company is restricted from making any additional borrowings without the approval of its lenders. A default under the Company’s credit facility could result in the maturity of substantially all of the Company’s indebtedness being accelerated.

     The Company is pursuing the sale of additional operating units and assets in order to reduce its indebtedness. There can be no assurance that the Company will be successful in selling additional business units or assets or that the proceeds received from future sales will be sufficient to satisfy the Company’s obligations. In the event the proceeds from future sales are not sufficient, the Company may be required to seek protection from its creditors under the federal bankruptcy laws.

     As a result of the financial statement restatements, which are required in order to treat certain sales of business units as discontinued operations, discussions with lenders to extend the maturity date of the credit facility, personnel reductions, negotiations with prospective purchasers of additional business units, and the requirement that the filing be reviewed by the Company’s independent auditors, the Company will not meet the filing deadline for the Form 10-Q for the quarter ended September 30, 2003. The Company expects to file its third quarter Form 10-Q by December 31, 2003. In connection with filing its third quarter Form 10-Q, the Company expects to report revenues from continuing operations in the range of $17 million to $18 million for the quarter ended September 30, 2003. In the comparable prior year quarter, the Company’s revenues from continuing operations were $19 million to $20 million. Revenues from continuing operations exclude the revenues of the business units sold to ERP Environmental and the revenues of Waste Stream Environmental. Revenues from continuing operations include the revenues of the Northern A-1, Gateway Terminal Services and National Solvent Exchange business units that were sold in the fourth quarter of 2003.

     This document contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Key factors that could cause actual results to differ materially from expectations include, but are not limited to: (1) the Company’s inability to further extend its credit facility; (2) uncertainties caused by the Company’s failure to comply with the terms of its credit facility; (3) the impact that our financial condition may have on our customers, suppliers and employees; (4) the Company’s general lack of liquidity; (5) the outcome of litigation and administrative proceedings pending against the Company; (6) obtaining or maintaining governmental permits and approvals required for the operation of the Company’s facilities; (7) changes in the laws and regulations governing the Company’s operations; (8) the failure to comply with laws and regulations governing the Company’s operations; and (9) the insufficiency of the Company’s insurance coverage or the impact of the insolvency of Reliance Insurance Company. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission.

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